Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Dated May 30, 2024
Registration Number
333-265204
333-265204-01
333-265204-02

GENPACT LUXEMBOURG S.À R.L.

GENPACT USA, INC.

GENPACT LIMITED

$400,000,000 6.000% Senior Notes due 2029

Pricing Term Sheet

May 30, 2024

The information in this pricing term sheet supplements the Issuers’ preliminary prospectus supplement, dated May 28, 2024 (the “Preliminary Prospectus Supplement”) and supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement. This pricing term sheet is qualified in its entirety by reference to the Preliminary Prospectus Supplement. Terms used herein but not defined herein shall have the respective meanings as set forth in the Preliminary Prospectus Supplement.

Issuers:	Genpact Luxembourg S.à r.l. Genpact USA, Inc.
Guarantor:	Genpact Limited
Expected Ratings (Moody’s / S&P)*:	Baa3 / BBB-
Security Title:	6.000% Senior Notes due 2029
Offering Format:	SEC registered
Pricing Date:	May 30, 2024
Settlement Date**:	June 4, 2024 (T+3)
Maturity Date:	June 4, 2029
Interest Payment Dates:	June 4 and December 4, commencing December 4, 2024
Principal Amount:	$400,000,000
Benchmark Treasury:	UST 4.625% due April 30, 2029
Benchmark Treasury Price / Yield:	100-06+ / 4.578%
Spread to Benchmark Treasury:	+150 bps
Yield to Maturity:	6.078%
Coupon:	6.000%
Public Offering Price:	99.668% of the principal amount, plus accrued interest, if any, from June 4, 2024

Optional Redemption Provisions:
Make-Whole Call:	Prior to May 4, 2029, T+25 bps
Par Call:	On or after May 4, 2029
CUSIP / ISIN:	37190A AB5 / US37190AAB52
Joint Book-Running Managers:
Citigroup Global Markets Inc.
Goldman Sachs & Co. LLC
Morgan Stanley & Co. LLC
BofA Securities, Inc.
Credit Agricole Securities (USA) Inc.
J.P. Morgan Securities LLC
TD Securities (USA) LLC
Wells Fargo Securities, LLC

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

**Pursuant to Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to the delivery date may be required to specify an alternate settlement cycle at the time of trade to prevent a failed settlement. Investors who wish to trade the notes prior to the delivery date should consult their own advisors.

The Issuers have filed a registration statement, including a prospectus and a preliminary prospectus supplement, with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus and the preliminary prospectus supplement in that registration statement and other documents the Issuers have filed with the SEC for more complete information about the Issuers and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Issuers, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the preliminary prospectus supplement (or, if available, the prospectus supplement) if you request it by calling Citigroup Global Markets Inc. toll-free at 1-800-831-9146; Goldman Sachs & Co. LLC toll-free at 1-866-471-2526; or Morgan Stanley & Co. LLC toll-free at 1-866-718-1649.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.